As filed with the Securities and Exchange Commission on
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THWAPR, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	26-1359430
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
95 Morton St., Ground Floor
New York, NY 10014
(Address, Including Zip Code, of Principal Executive Offices)

2011 Stock Option Plan
(Full Title of the Plan)

Hunter Taubman Weiss LLP
17 State Street, Floor 20
New York, NY 10004
212-732-7184
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.0003 par value, newly reserved under the 2011 Stock Option Plan (1)	35,930,656	$0.13 (2)	4,670,985	$535.29
TOTALS	35,930,656	$0.13 (2)	4,670,985	$535.29

(1)
This Registration Statement covers, in addition to the number of shares of Thwapr, Inc., a Nevada company (the “Company” or the “Registrant”), common stock, $0.0003 par value (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the 2011 Stock Option Plan (the “2011 Plan”), as a result of one or more adjustments under the 2011 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon, the price at which the options granted under the 2011 Plan may be exercised.

The Exhibit Index for this Registration Statement is at page 7.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*
____________

*         The document(s) containing the information specified in this Part I will be sent or given to participants in the Thwapr, Inc. 2011 Stock Option Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010, filed with the Commission on April 15, 2011 (Commission File No. 000-53640);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2011, filed with the Commission on May 17, 2011 (Commission File No. 000-53640);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2011, filed with the Commission on August 15, 2011, as amended on September 14, 2011 (Commission File No. 000-53640);

(d)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2011 filed with The Commission on November 14, 2011 (Commission File No. 000-53640)

(e)	The Company’s Current Report on Form 8-K, filed with the Commission on January 24, 2011 (Commission File No. 000-53640); and

(f)	The Company’s Current Report on Form 8-K, filed with the Commission on February 4, 2011 (Commission File No. 000-53640); and

(g)	The Company’s Current Report on Form 8-K, filed with the Commission on April 1, 2011 (Commission File No. 000-53640); and

(h)	The Company’s Current Report on Form 8-K, filed with the Commission on October 21, 2011 (Commission File No. 000-53640); and

(i)	The Company’s Current Report on Form 8-K, filed with the Commission on October 26, 2011 (Commission File No. 000-53640).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Nevada Revised Statutes Section (“NRS”) 78.138 Subsection 7 provides that, subject to certain very limited statutory exceptions, a director or officer is not personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  In addition, our Articles of Incorporation, as amended, provide that a director or officer may be liable for the payment of distributions in violation of NRS 78.300.

Our Articles of Incorporation, as amended, provide for indemnification of our officers and directors to the fullest extent authorized or permitted by law (the “Indemnification Provision”).  Our Articles of Incorporation, as amended, also provide that we will pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of us as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

Nevada law provides a statutory framework covering indemnification of our directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers.  NRS 78.7502 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a)	Is not liable pursuant to NRS 78.138; or
(b)
Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of NRS Section 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The board of directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture. trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

The board of directors may from time to time adopt further Bylaws with respect to indemnification and amend the Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

In addition to the above, each of our directors has entered into an indemnification agreement with us. The indemnification agreement provides that we shall indemnify the director against expenses and liabilities in connection with any proceeding associated with the director being our director to the fullest extent permitted by applicable law, our Articles of Incorporation and our Bylaws.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 23, 2011.

THWAPR, INC.

By:	/s/ Bruce Goldstein
Bruce Goldstein President & CEO

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce Goldstein	Bruce Goldstein	November 23, 2011
Chief Executive Officer (Principal Executive Officer)

/s/ Barry Hall	Barry Hall	November 23, 2011
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Rosenblatt	Robert Rosenblatt	November 23, 2011
Director

/s/ Leonard Dreyer	Leonard Dreyer	November 23, 2011
Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Thwapr, Inc. 2011 Stock Option Plan. (Filed as Exhibit 10.0 to the Company’s Current Report on Form 8-K, filed with the Commission on October 26, 2011 (Commission File No. 000-53640) and incorporated herein by this reference.)

5.1	Opinion of Hunter, Taubman, Weiss (opinion re legality).

23.1	Consent of Rose, Snyder & Jacob (consent of independent registered public accounting firm).

23.3	Consent of Counsel (included in Exhibit 5).